AMENDMENT TO 10% CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO 10% CONVERTIBLE PROMISSORY NOTE (the “Amendment”) is made this 18th day of April, 2006, by and between ARGENTEX MINING CORPORATION (“Borrower”), a Nevada corporation, and CHAUDION HOLDINGS LTD. (“Lender”).

WHEREAS, Borrower issued to Lender that certain 10% Convertible Promissory Note dated December 22, 2004 (the “Note”) in the original principal amount of $500,000;

WHEREAS, Lender has converted half of the original principal amount of the Note into common shares of the Borrower at a conversion price of $0.30, leaving a balance of principal still due and payable of $250,000; and

WHEREAS, both Borrower and Lender desire to modify the terms of the Note, effective as at the date of this Amendment, on the terms set out below.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender do hereby agree as follows:

1.	Capitalized terms used in this Amendment shall have the meaning attributed to them in the Note unless the context clearly requires otherwise.
2.

The Maturity Date specified in the Note is the date upon which the Holder makes demand for payment. The parties hereby agree that such demand shall not be made, and therefore the Maturity Date shall not occur, on any date earlier than the date which is 18 months after the date of this Amendment.

3.	Section 2(b) of the Note is hereby deleted and the following is inserted therefor:

“(b)        At any time prior to or at the Maturity Date, the Holder may elect to convert some or all of the principal and interest owing on this Note into shares of the Company’s common stock at the rate of $0.90 per share (the “Conversion Price”) subject to the adjustments set forth in Section 2(c). Such election to convert shall be evidenced by completion of the conversion notice attached hereto and delivery of such notice to the Company not later than 90 days prior to the conversion date specified in the conversion notice (and in no event shall any amounts due under this Note be convertible into common shares of the Company on less than 90 days notice from the Holder). The Holder’s right to convert the obligations due under this Note to common stock shall supercede the Company’s right to repay such obligations in cash.”

4.	Except as expressly amended by this Amendment, the parties hereto acknowledge that the Note is in good standing as at the date of this Amendment.
5.	This Amendment may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

6.

Delivery of an executed copy of this Amendment by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Amendment as of the date set forth on page one of this Amendment.

7.	This Amendment will be governed by and construed in accordance with the law of the state of Nevada.
8.	Time is of the essence of this Amendment.

In Witness Whereof, the parties hereto have set their hands as of the day and year first above written.

CHAUDION HOLDINGS LTD.

By: /s/ signed

Authorized Signatory

ARGENTEX MINING CORPORATION

By: /s/ Ken Hicks

Authorized Signatory